Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: 937-224-5940

DPL BOARD INCREASES DIVIDEND

DAYTON, OHIO, February 1, 2006 – DPL Inc. (NYSE: DPL) announced today that its Board of Directors has raised the quarterly dividend to $0.25 per share payable March 1, 2006 to common shareholders of record on February 14, 2006.  This increase results in an annualized dividend rate of $1.00 per share, or a 4% increase.

“The dividend increase reflects the Board’s confidence in future sustained earnings growth which in turn supports our ability to maintain a competitive dividend rate,” said Robert Biggs, Executive Chairman of DPL Inc.  “As is our practice, we will continue to review DPL’s dividend policy on a regular basis.”  The amount and timing of any change to DPL’s annualized dividend rate are subject to the Board’s assessment of business conditions, results of operations, cash flows, future cash requirements, and other factors.

In 2005, DPL Inc. reduced overall debt approximately $440 million and is currently in the process of a $400 million stock buyback program.  DPL Inc. will complete the program over a period of time subject to Securities and Exchange Commission regulations and market conditions.

About DPL

DPL Inc. (NYSE: DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major governmental, industrial, and commercial customers.  DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas fired peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters presented which relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectation of the Company’s future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact.  Such forward-looking statements are subject to risks and uncertainties and investors are cautioned that outcomes and results may vary materially from those projected due to many factors beyond DPL’s control.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.